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                                                                     EXHIBIT 8.2

August 31, 2001

Apco Argentina Inc. (the "Company")
P.O. Box 2400
Tulsa
Oklahoma 74102

RE: REGISTRATION STATEMENT ON FORM S-4 - APCO ARGENTINA INC.

Ladies and Gentlemen:

     At your request we have examined the section entitled "Cayman Islands Tax Consequences" in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Company. We are of the opinion that this is a fair and accurate summary of the Cayman Islands tax implications of the merger of Apco Delaware, Inc. with and into Globex Energy, Inc.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption "Cayman Islands Tax Consequences". Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

Yours faithfully,


/s/ MAPLES and CALDER
-----------------------------
MAPLES and CALDER



PO Box 309, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands